EXHIBIT 99.1

NGP Capital Resources Company Updates Recent Portfolio Activity, Debt Retirement, Schedules Release of June 30, 2009 Financial Results and Investor Conference Call for August 11, 2009

HOUSTON, July 23, 2009 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (Nasdaq:NGPC) (the "Company") today announced recent activity regarding a number of its portfolio investments as well as the retirement of all of its outstanding debt.

Portfolio and Investment Activity

Crossroads Energy, LP

On June 18, 2009, Crossroads Energy, LP ("Crossroads") repaid in its entirety its $5.24 million Senior Secured Credit Facility with the proceeds from a new senior bank facility. On June 25, 2009, Crossroads repurchased the Company's overriding royalty interest, resulting in a $0.29 million realized capital gain for the Company.

Resaca Exploitation, Inc.

On June 26, 2009 Resaca Exploitation, Inc. repaid in full the $31.1 million balance on its Multiple Advance Senior Secured Term Loan. Concurrently, the Company provided a $10 million commitment as part of Resaca's new $35 million Senior Secured Revolving Credit Facility, agented by another financial institution, and funded $9.1 million at closing. The Revolving Credit Facility matures on July 1, 2012, and bears interest at LIBOR plus 5.50%, with a LIBOR floor of 2.50%.

Nighthawk Transport I, LP

In May of this year, Nighthawk Transport I, LP and its subsidiaries (collectively, "Nighthawk") defaulted under the terms of its senior credit facility. Nighthawk was unable to restructure its obligations under the senior credit facility and on July 10, 2009 filed a voluntary petition under Chapter 7 of the United States Bankruptcy Code. The Company holds a 16.98% participation in a $109 million senior secured, second lien facility for Nighthawk. As of July 21, 2009, the outstanding balance due to the Company under this facility was $14.5 million. As of March 31, 2009, the Company recorded its investment in Nighthawk at a fair value of $10.0 million, representing a net asset value of $0.46 per common share of the Company. Although the Company is pursuing its claims, it does not expect a material recovery.

Alden Resources, LLC

On July 20, 2009, the Company closed a recapitalization transaction with Alden Resources, LLC ("Alden"), a Kentucky-based specialty coal producer. As part of the recapitalization, NGPC Asset Holdings, LP, a wholly-owned subsidiary of the Company, purchased $5.8 million of preferred units representing substantially all of the equity interest in Alden. The proceeds of the preferred equity issuance will be used for capital expenditures, working capital, and general corporate purposes. In addition to acquiring a majority ownership position, the Company will hold a majority of the seats on the board of directors of Alden. The Company also restructured its existing $36.5 million Senior Secured Credit Facility with Alden into an amended and restated $60 million two tranche Senior Secured Credit Facility with initial funded amounts of $20 million in Tranche A Notes and $19.5 million in Tranche B Notes. The Tranche A and Tranche B Notes bear interest at LIBOR plus 9%, with a LIBOR floor of 3%. Both the Tranche A Notes and the Tranche B Notes have the option to pay interest in kind (PIK) at a coupon rate of LIBOR plus 12%, with a LIBOR floor of 3%.

Debt Retirement

On July 16, 2009, the Company repaid the entire $75 million balance on its Treasury Credit Facility with proceeds from the sale of its treasury securities. There are no plans to renew or extend the Treasury Credit Facility at its maturity on August 31, 2009. In addition, on July 9, 2009, the Company repaid the outstanding balance of its Investment Credit Facility, leaving the Company with no debt. The Company is currently in discussions with its bank group to extend the Investment Credit Facility beyond its current maturity of August 31, 2010. The $87.5 million currently available under the Investment Credit Facility, combined with approximately $13 million of cash currently held on the balance sheet, should provide the Company sufficient liquidity to make additional investments it deems appropriate.

Conference Call at 11:00 a.m. Eastern Time on August 11, 2009

The Company today announced that it plans to publicly release its financial results for the quarter ending June 30, 2009 on August 11, 2009. The Company invites all interested persons to participate in its conference call on Tuesday, August 11, 2009 at 11:00 a.m. Eastern Time. The dial-in number for the call is (800) 967-7143. International callers should dial (719) 457-2643.

The Company will maintain an audio replay of the call from 2:00 p.m. Eastern Time on August 11, 2009 through midnight on August 18, 2009. The replay dial-in number is (888) 203-1112. International callers should dial (719) 457-0820. The replay pass code is 4543729. The call will also be accessible via the internet, on our Investor Relations page at www.ngpcrc.com.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company's investment portfolio is principally invested in energy related private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured and mezzanine loans in furtherance of its business plan and in some instances receives equity investments in portfolio companies in connection with such investments. NGP Capital Resources Company is managed by NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management. NGP Energy Capital Management, based in Irving, Texas, is a leading investment firm with over $9.3 billion of cumulative capital under management since inception, serving all sectors of the energy industry.

The NGP Capital Resources Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4362

This press release may contain forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC").

We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. Such information and other information about the Company is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov. Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT: Please send investment proposals to: NGP Capital Resources Company, John Homier (jhomier@ngpcrc.com), Kelly Plato (kplato@ngpcrc.com), Dan Schockling (dschockling@ngpcrc.com), Hans Hubbard (hhubbard@ngpcrc.com), or Chris Ryals (cryals@ngpcrc.com), 713-752-0062.

CONTACT:  NGP Capital Resources Company
          Investor Relations
          Steve Gardner
          713-752-0062
          investor_relations@ngpcrc.com